Amendment 10.01

AMENDMENT NO. 1 TO TERMINATION AGREEMENT

AMENDMENT made as of the 9th day of July, 2008 by and between TRIMOL GROUP, INC., a Delaware corporation with offices at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 (“Trimol”) and ALUMINUM POWER, INC., an Ontario, Canada corporation with offices at 87 Scollard Street, Toronto, Ontario M5R1G4, Canada (“API”).

W I T N E S S E T H :

WHEREAS, Trimol and API are parties to that certain Termination Agreement dated May 30, 2008 (the “Termination Agreement”); and

WHEREAS, Trimol has recently entered into a letter of intent with respect to a proposed acquisition of certain mining properties owned by three different sellers (the “Acquisitions”), all as more particularly described in such letter of intent (the “LOI”); and

WHEREAS, pursuant to the LOI, if the Acquisitions contemplated by the LOI are consummated, Trimol has agreed to issue 21,000,000 shares of its common stock to the sellers in connection therewith; and

WHEREAS, notwithstanding that API caused Royal HTM Group, Ltd. to forgive $400,000 of Trimol’s indebtedness to it, inasmuch as API did not have the financial resources to pay $400,000 to Trimol in consideration of the rights granted to API under the Termination Agreement, API has agreed to convey to Trimol, as a further accommodation in connection with the Termination Agreement, 21,000,000 of the shares of Trimol’s common stock owned by it solely for the purpose of assisting Trimol in meeting its obligations to deliver such shares to the sellers, as aforesaid, upon and subject to the consummation of such Acquisitions; and

WHEREAS, accordingly, API and Trimol have agreed to amend the Termination Agreement, on and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the recipient and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

1.	Reconveyance of Shares.

(a)        API hereby agrees, effective this date, to transfer to Trimol 21,000,000 shares of Trimol’s common stock owned by it (the “API Shares”) in consideration of Trimol’s covenant to use the API Shares solely in connection with its efforts towards completing the Acquisitions which are the subject of the LOI. API acknowledges that Trimol has made no representation or warranty to it that such transactions will be consummated or, if so, when and on what terms.

(b)      Trimol and API hereby agree to assist and cooperate with each other in consummating the transfer of the API Shares, including obtaining requisite legal opinions for Trimol’s transfer agent with respect to same, all of the costs of which to be borne solely by Trimol.

(c)       Notwithstanding any provision of this Amendment to the contrary, in the event that the Acquisitions are not consummated, for any reason, by December 31, 2008, API shall have the right, upon notice to Trimol, to repurchase the API Shares for total consideration of One Thousand Dollars ($1,000) (the “Call Right”). If API exercises the Call Right, Trimol and API hereby agree to assist and cooperate with each other in consummating the Call Right, all of the costs of which to be borne solely by Trimol. The aforementioned Call Right shall be freely assignable by API, upon notice to Trimol.

2.          Further Assurances. The parties hereto hereby agree that, at any time and from time to time after the date hereof, upon the reasonable request of either party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

3.         No Other Amendment; Inconsistencies. Except as set forth above, none of the other terms or provisions of the Termination Agreement are amended hereby and the Termination Agreement shall remain in effect in accordance with the terms thereof. To the extent that there is any inconsistency between the terms hereof and the terms of the Termination Agreement, the terms hereof shall govern and control.

4.         Miscellaneous. This Agreement (i) constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, (ii) may not be modified or waived except pursuant to a written instrument signed by the party to be bound thereby, (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, (iv) shall be governed by and construed in accordance with the internal laws of the State of New York, (v) shall not be assignable by either of the parties hereto without the written consent of the non-assigning party, (vi) shall, if any term or provision hereof shall be determined to be unenforceable, remain valid and in full force and effect with respect to all other provisions of this Agreement not affected by such unenforceable provision or provisions, (vii) may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and (viii) may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on each of the signatories hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:	TRIMOL GROUP, INC.

/s/ Rivka Hellenbrand	By:	/s/ Boris Birshtein
Chairman of the Board

WITNESS:	ALUMINUM POWER, INC.

/s/ Rivka Hellenbrand	By: /s/ Jack Braverman
President